FOR IMMEDIATE RELEASE	Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2022 RESULTS

COLUMBUS, Ohio, USA – November 3, 2022 – Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2022. Provided below are the highlights:

•Reported sales increased 4% compared with the prior year. In local currency, sales increased 10% in the quarter as currency reduced sales growth by 6%.

•Net earnings per diluted share as reported (EPS) were $9.76, compared with $8.71 in the prior-year period. Adjusted EPS was $10.18, an increase of 17% over the prior-year amount of $8.72. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

Third Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, “Our team delivered another quarter of strong results, with particularly good results in the Americas and China. We had very good growth in our Laboratory and Core Industrial businesses as our sophisticated sales and marketing programs, our innovative product portfolio, and our supply chain agility continue to be strong competitive advantages. Robust sales growth and effective execution of our margin initiatives resulted in excellent growth in Adjusted Operating Profit and Adjusted EPS, despite significant foreign currency headwinds.”

GAAP Results
EPS in the quarter was $9.76, compared with the prior-year amount of $8.71.

Compared with the prior year, total reported sales increased 4% to $985.8 million. By region, reported sales increased 11% in the Americas, decreased 12% in Europe and increased 7% in Asia/Rest of World. Earnings before taxes amounted to $275.9 million, compared with $247.6 million in the prior year.

Non-GAAP Results
Adjusted EPS was $10.18, an increase of 17% over the prior-year amount of $8.72.

Compared with the prior year, total sales in local currency increased 10% as currency reduced sales growth by 6%. By region, local currency sales increased 11% in the Americas, 1% in Europe and 15% in Asia/Rest of World. Adjusted Operating Profit amounted to $307.2 million, a 13% increase from the prior-year amount of $272.8 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Nine Month Results

GAAP Results
EPS was $26.58, compared with the prior-year amount of $22.86.

Compared with the prior year, total reported sales increased 7% to $2,862.0 million. By region, reported sales increased 13% in the Americas, decreased 5% in Europe and increased 10% in Asia/Rest of World. Earnings before taxes amounted to $745.6 million, compared with $663.4 million in the prior year.

Non-GAAP Results
Adjusted EPS was $27.42, an increase of 17% over the prior-year amount of $23.37.

Compared with the prior year, total sales in local currency increased 11% as currency reduced sales growth by 4%. By region, local currency sales increased 13% in the Americas, 5% in Europe and 15% in Asia/Rest of World. Adjusted Operating Profit amounted to $833.8 million, a 13% increase from the prior-year amount of $738.7 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Share Repurchase Authorization

The Company noted it has $1.2 billion remaining under the current authorization for the share repurchase program. The Company announced that the Board of Directors authorized an additional $2.5 billion to the share repurchase program. Any amount remaining under the existing program will be incorporated into the new authorization. Kaltenbach commented, “The additional authorization allows us to continue the share repurchase program that has provided strong returns for our shareholders over many years. We are confident in our future growth prospects, and our balance sheet and cash flow generation remain strong.” The Company expects the additional authorization will be utilized over the next few years. The Company added that the repurchases will be made through open market transactions, and the amount and timing will depend on business and market conditions, stock price, trading restrictions, the level of acquisition activity, and other factors.

Outlook

The Company stated that forecasting remains challenging. Management cautions that market conditions are dynamic and changes to the business environment can occur quickly. There is uncertainty in the economic environment today including challenges in the global supply chain, inflationary pressures, unfavorable foreign currency, the potential economic impacts from COVID-19 and the war in Ukraine. The estimates include uncertainty, and management acknowledges that market conditions are subject to change.

Based on today's assessment of market conditions, management anticipates local currency sales growth for the fourth quarter of 2022 will be approximately 7%, and Adjusted EPS is forecast to be $11.55 to $11.65, a growth rate of 10% to 11%. Included in the fourth quarter guidance is an estimated 10% headwind to Adjusted EPS growth due to adverse currency, which represents a greater headwind to Adjusted EPS than what was contemplated in prior guidance.

For the full year 2022, management anticipates local currency sales growth will be approximately 10%, and Adjusted EPS is forecast to be in the range of $38.95 to $39.05, representing growth of approximately 15%. This compares with previous local currency sales growth guidance of 9% to 10% and Adjusted EPS guidance of $38.85 to $39.05. Included in the 2022 guidance is an estimated 6% headwind to Adjusted EPS growth due to adverse currency.

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in 2023 will be approximately 5%. This sales growth is expected to result in Adjusted EPS in the range of $42.00 to $42.40. At the midpoint of 2022 guidance, this would result in Adjusted EPS growth in 2023 of 8% to 9%. Included in the 2023 guidance is an estimated 4.5% headwind to Adjusted EPS growth due to adverse currency.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known.

Conclusion

Kaltenbach concluded, “We continue to strengthen our market position and benefit from the strong execution of our growth initiatives, as well as favorable market trends such as automation and digitalization. Forecasting remains challenging, and we acknowledge there is greater uncertainty in the macroeconomic environment. These uncertainties will require us to remain agile and focus on factors we can control, namely leveraging our strong strategic programs to identify and target profitable growth opportunities. Based on market conditions today, we believe we will generate good sales growth for the remainder of the year and in 2023. Continued execution of our margin and productivity initiatives will support strong financial results.”

Other Matters

The Company will host a conference call to discuss its quarterly results tonight (Thursday, November 3) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic and ongoing developments in Ukraine. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue.” We make forward-looking statements about future events or our future financial performance, including earnings and sales growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, customer demand, our competitive position, pricing, our supply chain, adequacy of our facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, planned research and development efforts and product introductions, capital expenditures, cash flow, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions and the impact of the COVID-19 pandemic and ongoing developments in Ukraine on our businesses. Our forward-looking statements may not be accurate or complete, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including the uncertain duration and severity of the COVID-19 pandemic and ongoing developments in Ukraine. See in particular “Factors Affecting Our Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	September 30, 2022		% of sales	September 30, 2021	% of sales

Net sales	$985,846	(a)	100.0	$951,950	100.0
Cost of sales	401,190		40.7	396,130	41.6
Gross profit	584,656		59.3	555,820	58.4

Research and development	44,129		4.5	42,276	4.4
Selling, general and administrative	233,357		23.7	240,734	25.3
Amortization	16,728		1.7	16,039	1.7
Interest expense	14,484		1.5	11,791	1.2
Restructuring charges	2,022		0.2	650	0.1
Other charges (income), net	(1,949)		(0.3)	(3,257)	(0.3)
Earnings before taxes	275,885		28.0	247,587	26.0

Provision for taxes	55,288		5.6	43,899	4.6
Net earnings	$220,597		22.4	$203,688	21.4

Basic earnings per common share:
Net earnings	$9.85			$8.83
Weighted average number of common shares	22,403,393			23,056,924

Diluted earnings per common share:
Net earnings	$9.76			$8.71
Weighted average number of common and common equivalent shares	22,610,027			23,393,579

Note:
(a)	Local currency sales increased 10% as compared to the same period in 2021.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	September 30, 2022		% of sales	September 30, 2021	% of sales

Earnings before taxes	$275,885			$247,587
Amortization	16,728			16,039
Interest expense	14,484			11,791
Restructuring charges	2,022			650
Other charges (income), net	(1,949)			(3,257)
Adjusted operating profit	$307,170	(b)	31.2	$272,810	28.7

Note:
(b)	Adjusted operating profit increased 13% as compared to the same period in 2021.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Nine months ended			Nine months ended
	September 30, 2022		% of sales	September 30, 2021	% of sales

Net sales	$2,862,024	(a)	100.0	$2,680,691	100.0
Cost of sales	1,186,122		41.4	1,116,271	41.6
Gross profit	1,675,902		58.6	1,564,420	58.4

Research and development	131,180		4.6	124,151	4.6
Selling, general and administrative	710,875		24.8	701,531	26.2
Amortization	49,697		1.7	46,141	1.7
Interest expense	38,587		1.3	31,701	1.2
Restructuring charges	7,803		0.3	2,719	0.1
Other charges (income), net	(7,818)		(0.2)	(5,208)	(0.2)
Earnings before taxes	745,578		26.1	663,385	24.8

Provision for taxes	138,910		4.9	125,271	4.7
Net earnings	$606,668		21.2	$538,114	20.1

Basic earnings per common share:
Net earnings	$26.86			$23.19
Weighted average number of common shares	22,587,026			23,203,257

Diluted earnings per common share:
Net earnings	$26.58			$22.86
Weighted average number of common and common equivalent shares	22,821,408			23,536,615

Note:
(a)	Local currency sales increased 11% as compared to the same period in 2021.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Nine months ended			Nine months ended
	September 30, 2022		% of sales	September 30, 2021	% of sales

Earnings before taxes	$745,578			$663,385
Amortization	49,697			46,141
Interest expense	38,587			31,701
Restructuring charges	7,803			2,719
Other charges (income), net	(7,818)			(5,208)
Adjusted operating profit	$833,847	(b)	29.1	$738,738	27.6

Note:
(b)	Adjusted operating profit increased 13% as compared to the same period in 2021.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	September 30, 2022	December 31, 2021

Cash and cash equivalents	$122,136	$98,564
Accounts receivable, net	611,399	647,335
Inventories	451,320	414,543
Other current assets and prepaid expenses	131,047	108,916
Total current assets	1,315,902	1,269,358

Property, plant and equipment, net	728,602	799,365
Goodwill and other intangible assets, net	933,524	956,072
Other non-current assets	316,432	302,003
Total assets	$3,294,460	$3,326,798

Short-term borrowings and maturities of long-term debt	$153,639	$101,134
Trade accounts payable	226,681	272,911
Accrued and other current liabilities	784,617	772,493
Total current liabilities	1,164,937	1,146,538

Long-term debt	1,825,253	1,580,808
Other non-current liabilities	387,079	428,031
Total liabilities	3,377,269	3,155,377

Shareholders’ equity	(82,809)	171,421
Total liabilities and shareholders’ equity	$3,294,460	$3,326,798

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Cash flow from operating activities:
Net earnings	$220,597	$203,688	$606,668	$538,114
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	11,674	11,179	35,001	33,440
Amortization	16,728	16,039	49,697	46,141
Deferred tax benefit	(1,644)	1,351	(4,881)	(6,072)
Other	4,731	4,737	13,931	13,893
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	(6,655)	26,313	(144,992)	42,203
Net cash provided by operating activities	245,431	263,307	555,424	667,719
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	118	151	236	3,399
Purchase of property, plant and equipment	(26,822)	(22,433)	(89,213)	(69,796)
Proceeds from government funding (a)	3,657	—	28,670	—
Acquisitions	(14,823)	(7,853)	(25,588)	(193,387)
Other investing activities	(10,835)	4,955	(3,463)	8,559
Net cash used in investing activities	(48,705)	(25,180)	(89,358)	(251,225)
Cash flows from financing activities:
Proceeds from borrowings	281,248	433,325	1,521,061	1,638,321
Repayments of borrowings	(184,485)	(383,024)	(1,137,044)	(1,249,177)
Proceeds from exercise of stock options	1,750	7,081	19,460	14,914
Repurchases of common stock	(275,000)	(252,499)	(824,999)	(727,498)
Acquisition contingent consideration payment	—	—	(7,912)	—
Other financing activities	(790)	(576)	(1,172)	(2,864)
Net cash used in financing activities	(177,277)	(195,693)	(430,606)	(326,304)

Effect of exchange rate changes on cash and cash equivalents	(6,761)	(1,014)	(11,888)	(772)

Net increase (decrease) in cash and cash equivalents	12,688	41,420	23,572	89,418
Cash and cash equivalents:
Beginning of period	109,448	142,252	98,564	94,254
End of period	$122,136	$183,672	$122,136	$183,672

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW
Net cash provided by operating activities	$245,431	$263,307	$555,424	$667,719
Payments in respect of restructuring activities	2,271	1,874	6,516	7,422
Transition tax payment	—	—	4,289	4,288
Proceeds from sale of property, plant and equipment	118	151	236	3,399
Purchase of property, plant and equipment, net (a)	(23,130)	(22,433)	(60,656)	(69,796)
Acquisition payments (b)	28	153	2,607	2,244
Adjusted free cash flow	$224,718	$243,052	$508,416	$615,276
Notes:
(a) In September 2021 the Company entered into an agreement with the U.S. Department of Defense to increase the domestic production capacity of pipette tips and enhance manufacturing automation and logistics. The Company will receive funding of $35.8 million which will offset capital expenditures. For the three and nine months ended September 30, 2022, funding proceeds of $3.7 million and $28.7 million, respectively, and related purchases of property, plant and equipment of $3.7 million and $28.6 million, respectively, are excluded from Adjusted free cash flow for the respective periods.
(b) Includes $2.1 million of the PendoTECH contingent consideration payment that was reported in net cash provided by operating activities as required by U.S. GAAP for the nine months ended September 30, 2022.

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Europe		Americas	Asia/RoW		Total

U.S. Dollar Sales Growth
Three Months Ended September 30, 2022			(12)%		11%	7%		4%
Nine Months Ended September 30, 2022			(5)%		13%	10%		7%

Local Currency Sales Growth
Three Months Ended September 30, 2022			1%		11%	15%		10%
Nine Months Ended September 30, 2022			5%		13%	15%		11%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Nine months ended
	September 30,					September 30,
	2022		2021		% Growth	2022		2021		% Growth

EPS as reported, diluted	$9.76		$8.71		12%	$26.58		$22.86		16%

Purchased intangible amortization, net of tax	0.22	(a)	0.18	(a)		0.66	(a)	0.49	(a)
Restructuring charges, net of tax	0.07	(b)	0.02	(b)		0.28	(b)	0.09	(b)
Income tax expense	0.13	(c)	(0.19)	(c)		(0.12)	(c)	(0.17)	(c)
Acquisition costs, net of tax	—		—			0.02	(d)	0.10	(d)

Adjusted EPS, diluted	$10.18		$8.72		17%	$27.42		$23.37		17%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $6.4 million ($5.0 million net of tax) and $5.5 million ($4.1 million net of tax) for the three months ended September 30, 2022 and 2021, and of $19.4 million ($15.0 million net of tax) and $15.2 million ($11.5 million net of tax) for the nine months ended September 30, 2022 and 2021, respectively.

(b)	Represents the EPS impact of restructuring charges of $2.0 million ($1.6 million after tax) and $0.7 million ($0.5 million after tax) for the three months ended September 30, 2022 and 2021, and $7.8 million ($6.3 million after tax) and $2.7 million ($2.2 million after tax) for the nine months ended September 30, 2022 and 2021, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three and nine months ended September 30, 2022 and 2021 due to the timing of excess tax benefits associated with stock option exercises.
(d)	Represents the EPS impact of acquisition costs of $0.7 million ($0.5 million after tax) and $2.8 million ($2.3 million after tax) for the nine months ended September 30, 2022 and 2021, respectively.